October 28 1999




Securities and Exchange CommissionJudiciary Plaza
450 Fifth Street,
N.W.Washington, DC 20549

Attention:  Filings - Rule 497(e)

Re:   Dreyfus A Bonds Plus, Inc.
      Registration Statement File No. 2-55614; 811-2625

Gentlemen:

      Transmitted for filing pursuant to Rule 497(e) under the Securities Act of 1933 is the Statement of Additional Information for the Fund dated August 1, 1999, As Revised October 28, 1999. The Statement of Additional Information has been marked to show changes from the previous version.

      If you have any questions or comments on the enclosed, please do not hesitate to contact the undersigned at (212) 922-6775.

                                    Very truly yours,



                                    Paraskevou Charalambous


PC\
Enclosures



cc:   Stroock & Stroock & Lavan LLP
      Ernst & Young LLP